Exhibit 23.4

CONSENT OF INDEPENDENT RESERVOIR ENGINEERS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 of Storm Cat Energy Corporation of the information derived from our reports evaluating Storm Cat's petroleum and natural gas reserves, as of December 31, 2006, included in and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2006 of Storm Cat and its subsidiaries each as filed with the U.S. Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Frederic D. Sewell, P.E.
By:
Frederic D. Sewell, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
October 22, 2007